As filed with the Securities and Exchange Commission on January 21, 2025

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PAMT CORP

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	71-0633135 (IRS Employer Identification Number)

297 West Henri de Tonti Blvd., Tontitown, Arkansas (Address of Principal Executive Offices)	72770 (Zip Code)

PAMT CORP 2024 EQUITY INCENTIVE PLAN

(Full title of the plan)

Joseph A. Vitiritto
President and Chief Executive Officer
PAMT CORP
297 West Henri de Tonti Blvd.

Tontitown, Arkansas 72770

Telephone: (479) 361-9111

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Courtney C. Crouch, III
Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “accelerated filer,” “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by PAMT CORP, a Nevada corporation (the “Company” or the “Registrant”), to register 1,600,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued under the Company’s 2024 Equity Incentive Plan, as amended (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note in the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents previously filed with the Commission:

(1)         The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 13, 2024, and Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the Commission on April 29, 2024;

(2)         The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the Commission on May 7, 2024, August 6, 2024, and November 6, 2024, respectively;

(3)          The Company’s Current Reports on Form 8-K filed with the Commission on February 22, 2024, April 24, 2024, November 5, 2024, November 12, 2024 (as amended on November 13, 2024), and December 4, 2024, respectively, in each case except to the extent furnished but not filed; and

(4)          The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 7, 1986, including any amendment or report filed with the Commission for the purpose of updating such description, including Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 4, 2024.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K, including exhibits related thereto) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Company’s Exchange Act file number with the Commission is 000-15057.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 78.7502 of the Nevada Revised Statutes (the “NRS”), a corporation may indemnify its current and former directors, officers, employees and agents in any nonderivative action, suit or proceeding against attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may recover as long as he or she is not liable to the corporation for breach of his or her fiduciary duties or he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceeding, the person seeking indemnification also must not have had any reasonable cause to believe his or her conduct was unlawful. In any derivative action, suit or proceeding (brought by or in the right of the corporation), the NRS permits the corporation to indemnify its current and former directors, officers, employees and agents against expenses, including attorneys’ fees and amounts paid in settlement, that the person actually and reasonably incurred, provided the person seeking indemnity either is not liable to the corporation for breach of his or her fiduciary duties or he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. The NRS does not permit indemnification in any derivative action, suit or proceeding where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for such expenses as the court deems proper. In addition, under the NRS, no discretionary indemnification is permitted by a corporation unless the corporation, through its shareholders, directors or independent counsel, decides that indemnification is proper. Under Section 78.751 of the NRS, however, indemnification is mandatory for any current director, officer, employee or agent of the corporation to the extent he or she has successfully defended any claim, issue or matter in any such action, suit or proceeding.

The Company’s Articles of Incorporation and Bylaws provide for indemnification of the Company’s directors, officers, employees and agents to the fullest extent permitted by the NRS. In addition, the Company’s Articles of Incorporation limit or eliminate the liability of directors and officers to the fullest extent permitted by the NRS. The Company has also purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions discussed above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Description
4.1	—	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 13, 2024)
4.2	—	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K/A filed with the Commission on November 13, 2024)
5.1	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
23.1	—	Consent of Grant Thornton LLP
23.2	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5.1)
24.1	—	Power of Attorney (contained on signature page hereto)
99.1	—	PAMT CORP 2024 Equity Incentive Plan, as amended
99.2	—	Form of Restricted Stock Agreement under the PAMT CORP 2024 Equity Incentive Plan, as amended
99.3	—	Form of Restricted Stock Unit Agreement under the PAMT CORP 2024 Equity Incentive Plan, as amended
107	—	Calculation of Filing Fee Table

Item 9. Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tontitown, State of Arkansas, on this 21st day of January, 2025.

PAMT CORP By: /s/ Joseph A. Vitiritto Joseph A. Vitiritto President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Vitiritto and Lance K. Stewart, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph A. Vitiritto	President, Chief Executive Officer and Director	January 21, 2025
Joseph A. Vitiritto	(Principal Executive Officer)

/s/ Lance K. Stewart	Vice President-Finance, Chief Financial Officer and Treasurer	January 21, 2025
Lance K. Stewart	(Principal Financial and Accounting Officer)

/s/ Matthew T. Moroun	Chairman of the Board	January 21, 2025
Matthew T. Moroun

/s/ Michael D. Bishop	Director	January 21, 2025
Michael D. Bishop

/s/ Frederick P. Calderone	Director	January 21, 2025
Frederick P. Calderone

/s/ W. Scott Davis	Director	January 21, 2025
W. Scott Davis

/s/ Edwin J. Lukas	Director	January 21, 2025
Edwin J. Lukas

/s/ Franklin H. McLarty	Director	January 21, 2025
Franklin H. McLarty

/s/ H. Pete Montaño	Director	January 21, 2025
H. Pete Montaño

/s/ Matthew J. Moroun	Director	January 21, 2025
Matthew J. Moroun

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